Exhibit 5.1

Glen Y. Sato (650) 843-5502 gsato@cooley.com	VIA EDGAR

October 18, 2010

Affymax, Inc.

4001 Miranda Avenue

Palo Alto, CA 94304

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the sale by Affymax, Inc., a Delaware corporation (the “Company”), of 999,061 shares (the “Shares”) of the Company’s common stock, par value $0.001, pursuant to a Registration Statement on Form S-3 (Registration Statement No. 333-149772) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, the related prospectus dated September 25, 2009 (the “Base Prospectus”), and the prospectus supplement dated October 18, 2010 relating to the Shares filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations under the Act (the “Prospectus Supplement”).  All of the Shares are to be sold by the Company as described in the Registration Statement and related Prospectus and Prospectus Supplement and are being sold pursuant to that certain Common Stock Purchase Agreement, dated September 25, 2009, as amended, by and between the Company and Azimuth Opportunity Ltd.

In connection with this opinion, we have examined the Registration Statement and related Prospectus and Prospectus Supplement, your Certificate of Incorporation and Bylaws, as currently in effect and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Our opinion is expressed only with respect to the federal laws of the United States of America and the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statement and related Prospectus and Prospectus Supplement, will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission on or about October 18, 2010.

FIVE PALO ALTO SQUARE, 3000 EL CAMINO REAL, PALO ALTO, CA 94306-2155  T: (650) 843-5000  F: (650) 849-7400  WWW.COOLEY.COM

Very truly yours,

COOLEY LLP

By:	/s/ Glen Sato
Glen Y. Sato